SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

         Filed by the Registrant |X|
         Filed by a Party other than the Registrant |_|

         Check the appropriate box:

          |_| Preliminary Proxy Statement

          |_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

          |X|  Definitive Proxy Statement

          | | Definitive Additional Materials

          |_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          MANCHESTER TECHNOLOGIES, INC.

                (Name of Registrant as Specified in Its Charter)



    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

          Payment  of  Filing  Fee  (Check  the  appropriate  box):

     |X|  No fee required.

     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify previous filing by registration number, or the form or schedule and the date of its filing.

[GRAPHIC OMITTED]








                          MANCHESTER TECHNOLOGIES, INC.
                                 160 Oser Avenue
                            Hauppauge, New York 11788
                                 (631) 435-1199

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    To be held on Wednesday, January 22, 2003

Dear Shareholder:

     We cordially invite you to attend the 2003 Annual Meeting of Shareholders of Manchester Technologies, Inc. The meeting will be held at the Smithtown Sheraton, 110 Motor Parkway, Smithtown, New York, on Wednesday, January 22, 2003 at 10:15 a.m., local time. At the meeting our shareholders will:

     1. Elect seven (7) Directors to serve until the 2004 Annual Meeting of Shareholders;

     2. Vote on the ratification of the reappointment of KPMG LLP as independent auditors of the Company for the year ending July 31, 2003; and

     3. Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     A proxy statement describing the matters to be considered at the meeting is attached to this notice. Only holders of record of our common stock at the close of business on December 2, 2002 are entitled to notice of, and may attend and vote at, the meeting. If you cannot attend the meeting, you may vote by mailing the enclosed proxy card in the enclosed postage-paid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a proxy card.

         We look forward to seeing you at the meeting.

                               By Order of the Board of Directors

                               /S/ Joel G. Stemple
                               Joel G. Stemple,
                               Executive Vice President and Secretary

Hauppauge, New York
December 19, 2002


           SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING
          ARE REQUESTED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED
                 PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                          MANCHESTER TECHNOLOGIES, INC.

                                 PROXY STATEMENT

                                Table of Contents

                                                                           Page
Introduction................................................................  1
Information Concerning Solicitation and Voting..............................  1
Questions and Answers.......................................................  2
Voting by Manchester's Principal Shareholder................................  4
Matters Submitted to Shareholders............................................ 5
Election of Directors........................................................ 5
Ratification of Reappointment of Independent Auditors........................ 8
Other Information...........................................................  8
Share Ownership of Certain Beneficial Owners and  Management................  8
Executive Officers.......................................................... 10
Executive Compensation...................................................... 10
Report of the Board of Directors and the Compensation Committee
  on Executive Compensation................................................. 13
Report of the Audit Committee  . . . . . . . . . . . . . . . . . . . . . .  .15
Stock Performance Graph..................................................... 16
Compensation Committee Interlocks and Insider Participation................. 16
Certain Relationships and Related Transactions.............................. 17
Section 16(a) Beneficial Ownership Reporting Compliance..................... 17

                          Manchester Technologies, Inc.
                                 160 Oser Avenue
                            Hauppauge, New York 11788
                                 (631) 435-1199


                                 PROXY STATEMENT


                         Annual Meeting of Shareholders
                         To Be Held On January 22, 2003


                                  INTRODUCTION

Information Concerning Solicitation and Voting

     Our Board of Directors is soliciting proxies for our 2003 Annual Meeting of Shareholders to be held on Wednesday, January 22, 2003 at 10:15 a.m. (New York time) at the Smithtown Sheraton, 110 Motor Parkway, Smithtown, New York, and at any adjournments or postponements of the meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

     Manchester Technologies, Inc. ("Manchester") will pay the costs of soliciting proxies from shareholders. Directors, officers and regular employees may solicit proxies on behalf of Manchester, without additional compensation, personally or by telephone, mail, or telecopy. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by Manchester for their reasonable expenses. Voting materials, which include this proxy statement, the proxy card and our 2002 Annual Report to Shareholders (which contains our financial statements for the fiscal year ended July 31, 2002), will first be mailed to holders of our common stock on or about December 19, 2002. Copies of our annual report on Form 10-K for the fiscal year ended July 31, 2002 and the exhibits thereto are available from Manchester without charge upon the written request of a shareholder. Copies of the Form 10-K are also available on-line through the Securities and Exchange Commission (the "SEC") at www.sec.gov.

     In this Proxy Statement, the terms "Manchester," the "Company," "we," "us," and "our" refer to Manchester Technologies, Inc., and the term "Common Stock" refers to our common stock.

Questions and Answers

Q1:  Who is entitled to vote at the meeting?
A: Persons who were holders of our common stock on December 2, 2002, the record date, are entitled to vote at the meeting.

Q2:  How many shares can vote?
A: As of the record date, there were 7,990,215 shares outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share held as of the record date.

Q3:  What matters am I voting on?
A:   You are being asked to vote on the following matters:
     o    The election of seven directors; and
     o To ratify the reappointment of KPMG LLP as our independent auditors for the year ending July 31, 2003.

Q4:  How does the Board recommend I vote on the proposals?
A:   The Board recommends you vote "FOR" each of these proposals.

Q5:  How do I cast my vote?
A: If you hold your shares as a shareholder of record, you can vote in person at the annual meeting by delivering your proxy card in person or filling out and returning a ballot that will be supplied to you, or you can vote by mail by signing and returning the enclosed proxy card. If you are a street-name shareholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

     The enclosed proxy card contains instructions for voting by mail. Please follow these instructions carefully. The proxies identified on the back of the proxy card will vote the shares of which you are the shareholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares "FOR" the two proposals.

Q6:  How will the proxies vote on any other business brought up at the meeting?
A: By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter properly brought before the meeting. We do not know of any other business to be considered at the meeting. The proxies' authority to vote according to their judgment applies only to shares you own as a shareholder of record.

Q7:  Can I revoke my proxy?
A:   Yes. You can revoke your proxy before it is voted at the meeting by:

     o    Submitting a new proxy card;
     o Giving written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

     o Attending the meeting and voting your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

     The latest dated, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

Q8:  What is a "quorum"?

A: A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted ("shareholder withholding") with respect to a particular matter. Proxies that are marked "abstain" and proxies relating to "street name" shares that are returned to the Company but marked by brokers as "not voted" ("broker non-votes") and proxies reflecting shares subject to shareholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

Q9:  Will broker non-votes or abstentions affect the voting results?
A: No, broker non-votes and abstentions will not count as votes "FOR" or "AGAINST" any director or proposal being voted on.

Q10: What is a "broker non-vote"?
A: A "broker non-vote" occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions.

Q11: What does it mean if I get more than one proxy card?
A: Your shares are probably registered in more than one account. You should vote each proxy card you receive. We encourage you to consolidate all your accounts by registering them in the same name, social security number and address.

Q12: How many votes are needed for approval of each matter?
A:   o    The election of directors  requires a plurality vote of the votes cast at the meeting. "Plurality" means that the seven individuals receiving the highest number of "FOR" votes will be elected to the Board of Directors. Consequently, any shares not voted "FOR" a particular nominee (whether as a result of a direction of the shareholder to withhold authority, abstentions or a broker non-vote) will not be counted in such nominee's favor.

     o The ratification of the reappointment of KPMG LLP requires the affirmative "FOR" vote of a majority of the votes cast at the meeting. Abstentions from voting and shares which are subject to shareholder withholding or broker non-vote are not counted as "votes cast" with respect to such proposals and therefore will have no effect on such votes.

Q13: Where can I find the voting results of the meeting?
A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2003.

Q14: When are the shareholder proposals for the 2004 Annual Meeting due?
A: Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), proposals by stockholders which are intended for inclusion in the Company's proxy statement and proxy and to be presented at the Company's 2004 annual shareholders' meeting must be received by the Company by August 21, 2003 in order to be considered for inclusion in the Company's proxy materials relating to the Company's 2004 annual shareholders' meeting. Such proposals should be addressed to the Company's secretary and may be included in next year's annual shareholders' meeting proxy materials if they comply with rules and regulations of the SEC governing shareholder proposals. For all other proposals by shareholders to be timely, a shareholder's notice must be delivered to, or mailed and received at, the Company's principal executive offices not later than September 29, 2003. If a shareholder fails to notify the Company of any such proposal prior to that date, management will be allowed to use its discretionary voting authority with respect to proxies held by management when the proposal is raised at the annual meeting, without any discussion of the matter in the Company's proxy statement.

Q15. Where can I obtain more information about the Company?

A. The Company is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. These materials can be inspected and copied at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of these materials can also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or by visiting the SEC's web site at www.sec.gov. The Company's Common Stock is traded on the NASDAQ National Market under the symbol "MANC."

Voting by Manchester's Principal Shareholder

     Barry R. Steinberg is Manchester's largest shareholder, beneficially owning approximately 58.7% of the Common Stock. See "Share Ownership of Certain
Beneficial Owners and Management." The Company understands that Mr. Steinberg intends to vote all shares of Common Stock beneficially owned by him for the election of the persons nominated as directors and for the ratification of the reappointment of KPMG LLP as independent auditors. Mr. Steinberg beneficially owns, without acquiring any additional shares of Common Stock, shares of Common Stock in an amount sufficient to permit him to control the outcome of any shareholder vote on these matters.

                        MATTERS SUBMITTED TO SHAREHOLDERS

                              ELECTION OF DIRECTORS

General

     Seven directors are to be elected at the meeting. Each director is to hold office until the next annual meeting of shareholders or until his successor is elected and qualified. Unless otherwise specifically directed by shareholders executing proxies, it is intended that all proxies in the accompanying form received in time for the annual meeting will be voted at the meeting FOR the election of the seven nominees named below. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, the position may be left vacant, or the Board may be reduced accordingly. The Board of Directors is not aware of any circumstances likely to render any nominee unavailable.

Nominees

     The seven persons listed below are currently directors of Manchester and have been selected by the Board of Directors as nominees for election as directors at the annual meeting. Certain information regarding the nominees is set forth below:

        Name                            Age*         Director Since         Position with the Company
        ----                            ----         --------------         -------------------------

     Barry R. Steinberg (1)             61              1973                Chairman of the Board, President,
                                                                            Chief Executive Officer and Director
     Joel G. Stemple (1)                60              1982                Executive Vice President,
                                                                            Secretary and Director
     Joel Rothlein (1)(2)               73              1996                Director
     Bert Rudofsky (2)(3)               69              1998                Director
     Michael E. Russell (3)             56              1998                Director
     Julian Sandler (2)(3)              58              1996                Director
     Robert J. Valentine                52              2001                Director

-----------
* -  As of January 22, 2003
(1)  Member of the Executive Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Audit Committee.

     Barry R. Steinberg, Manchester's founder, has served as its Chairman of the Board, President and Chief Executive Officer since its formation in 1973.

     Joel G. Stemple has served as Executive Vice President of the Company since September 1996 and as its Vice President since August 1982. Mr. Stemple previously performed consulting services for Manchester and, from 1966 to 1982, served as Assistant and Associate Professor of Mathematics at Queens College, City University of New York.

     Joel Rothlein, Esq. is a partner in the law firm of Kressel, Rothlein, Walsh & Roth, LLC, Massapequa, New York, where he has practiced law since 1955. Kressel, Rothlein, Walsh & Roth,

LLC and its predecessor firms have acted as outside general counsel to the Company since the Company's inception.

     Bert Rudofsky is the founder and president of Bert Rudofsky and Associates, a management consulting firm specializing in the computer industry. Mr. Rudofsky was a founder of MTI Systems Corp., a leading edge, technical, value-added distribution company specializing in computer and data communications products. Mr. Rudofsky was Chief Executive Officer of MTI from 1968 until MTI was sold in 1990.

     Michael E. Russell is a senior vice president at Prudential Securities Incorporated and has held several distinguished positions in the business community, including being a member of the New York State Metropolitan Transportation Authority (1987-1989), a commissioner of the New York State Commission on Cable Television (1989-1991) and a Special Assistant to the New York State Senate Majority Leader (1991-1994).

     Julian Sandler is Chief Executive Officer of Rent-a-PC, Inc., a full-service provider of short-term computer rentals, which Mr. Sandler founded in 1984. Mr. Sandler is also the founder and was the President from 1974 to 1993 of Brookvale Associates, a national organization specializing in the remarketing of hardware manufactured by Digital Equipment Corporation. Mr. Sandler also co-founded, and from 1970 to 1973, was Vice President of Periphonics Corporation, a developer and manufacturer of voice response systems.

     Robert J. ("Bobby") Valentine is the owner of a chain of restaurants, as well as a corporate spokesman and author. In addition, he is a former professional baseball player and former manager of the Texas Rangers and New York Mets baseball teams.

Recommendation of the Board and Required Vote

     The Board of Directors recommends that shareholders vote FOR the election of the nominees named above (Proposal No. 1 on the Proxy Card). Assuming the presence of a quorum, the election of the nominees requires the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock represented and entitled to vote at the annual meeting.

Meetings of the Board of Directors and its Committees

     During the fiscal year ended July 31, 2002, there were three regular meetings of the Board of Directors, and all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of meetings of all committees of the Board on which they served, with the exception of Mr. Valentine, who missed one of the three Board meetings.

     The Board of Directors has standing executive, audit, and compensation committees, as described below, but does not have a nominating committee.

     Executive Committee. The Executive Committee consists of Barry R. Steinberg, Joel G. Stemple and Joel Rothlein. The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of the Company between meetings of the Board, subject to the provisions of the Company's By-Laws and New York State law. The Executive Committee did not meet during fiscal 2002.

     Audit Committee. The Audit Committee consists of Bert Rudofsky (Chairman), Michael Russell and Julian Sandler. Each member of the Audit Committee is "independent" of the management of the Company under the current listing standards of the National Association of Securities Dealers ("NASD"). All Audit Committee members are also financially literate and have accounting or related financial management expertise in accordance with current NASD standards. The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors on April 12, 2001, and met five times in fiscal 2002. To fulfill its responsibilities to the Company's stockholders and the investment community, this Committee:

     - reviews the corporate accounting and financial reporting practices of the Company and the quality and integrity of the financial reports of the Company;

     - recommends to the Board of Directors the accounting firm to act as independent auditors for the upcoming fiscal year and meets with the independent auditors, as appropriate, to discuss scope, staffing, and procedures of their audit plan, the proposed fee for the audit, and the results of their audit (including their comments or recommendations arising therefrom);

     - reviews the Company's financial accounting policies and decisions and reports thereon to the Board prior to the issuance of the annual financial statements; and

     - reviews any non-audit services to be performed by the independent auditors and considers the possible effects of such services on the auditors' independence.

     Compensation Committee. The Compensation Committee consists of Joel Rothlein (Chairman), Bert Rudofsky and Julian Sandler. The Committee establishes compensation policies and determines compensation for the executive officers of the Company. The Board itself administers the Company's Amended and Restated 1996 Incentive and Non-Incentive Stock Option Plan (provided that option grants to Messrs. Steinberg and Stemple must first be recommended by the Compensation Committee). The Compensation Committee met twice during fiscal 2002.

Director Compensation

     For the fiscal year ended July 31, 2002, each non-employee director of the Company was paid a cash annual retainer of $20,000 for his services as a director, including any committee membership. This retainer is all inclusive and was paid in four quarterly installments. In addition, each non-employee director is granted annually on August 1, an option under the Company's Amended and Restated 1996 Incentive and Non Incentive Stock Option Plan to purchase 10,000 shares at an exercise price equal to the fair market value of the common stock as of the close of business on the last business day preceding such grant.
Accordingly,   on  August  1,  2001,  each  non-employee   director   received
non-incentive options to purchase 10,000 shares at an exercise price of $2.80 per share (the fair market value of the common stock on that date). The options are exercisable immediately upon such grant and expire on the earlier of August 1, 2006 and three months after the director ceases to be a director of the Company.

              RATIFICATION OF REAPPOINTMENT OF INDEPENDENT AUDITORS

General

     The Audit Committee has recommended, and the Board has approved, the reappointment of KMPG LLP as our independent auditors for the fiscal year ending July 31, 2003, subject to shareholder approval. KPMG LLP has acted as independent auditors for the Company since our fiscal year ended July 31, 1994. Representatives of KPMG LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the shareholders do not ratify the appointment of KPMG LLP, the selection of independent auditors will be reconsidered by the Audit Committee.

     The work performed by KMPG LLP during the fiscal year ended July 31, 2002 and the related fees are as follows:

     Audit Fees. KMPG LLP provided audit services to the Company consisting of the audit of the Company's consolidated financial statements for fiscal 2002 and reviews of the financial statements included in the Company's Forms 10-Q for fiscal 2002. The fees billed by KPMG LLP for these services totalled $62,000.

     Financial Information System Design and Implementation Fees; All Other Fees. Except as noted in the preceding paragraph, KPMG LLP did not perform any services for the Company during fiscal 2002.

Recommendation of the Board and Required Vote

     The Board of Directors recommends that shareholders vote FOR the reappointment of KPMG LLP as independent auditors for the year ending July 31, 2003 (Proposal No. 2 on the Proxy Card). Assuming the presence of a quorum, the ratification of the reappointment requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock represented and entitled to vote at the annual meeting.


                                OTHER INFORMATION

Share Ownership of Certain Beneficial Owners and Management

     The following table sets forth information, as of December 6, 2002, with respect to the beneficial ownership of the Common Stock by each person known by us to beneficially own or exercise voting or dispositive control over five percent or more of the outstanding Common Stock, each director and nominee for election as director, each executive officer named in the Summary Compensation Table on page 11 of this Proxy Statement, and all executive officers, directors and nominees as a group.


                                                              Amount and Nature
                                                                  of Beneficial          Percent of Outstanding
      Name and Address                                           Ownership(1)                 Shares Owned
      ----------------                                           ------------                 ------------
      Barry R. Steinberg (2)(3)                                      4,690,201                58.7%
      Joel G. Stemple (2)                                              626,263                 7.8%
      Joel Rothlein (4)                                                 73,500                 *
      Julian Sandler (5)                                                41,000                 *
      Laura Fontana (6)                                                 40,000                 *
      Bert Rudofsky (7)                                                 35,000                 *
      Michael E. Russell (7)                                            35,000                 *
      Robert J. Valentine (8)                                           10,000                 *
      Elan Yaish                                                         -----                 *
      Dimensional Fund Advisors Inc. (9)                               611,600                 7.7%
      All executive officers, director nominees and
           directors as a group (9 persons) (10)                     5,550,964                67.8%

* Less than 1%

(1) For purposes of determining the aggregate amount and percentage of shares deemed beneficially owned by directors and Named Executive Officers of the Company individually and by all directors, nominees and Named Executive Officers as a group, exercise of all options exercisable at or within 60 days listed in the footnotes hereto is assumed. For such purposes 8,190,215 shares of Common Stock are deemed to be outstanding. Except as indicated in the notes below, we believe that each holder has sole voting and investment power with respect to the shares shown opposite such holder's name.

(2)  Address is 160 Oser Avenue, Hauppauge, New York 11788.

(3) Excludes 59,000 shares owned by Sheryl Steinberg, a daughter of Mr. Steinberg, which shares were purchased with the proceeds of a loan from Mr. Steinberg. As reported on Schedule 13D filed on March 24, 1997, as amended, Mr. Steinberg and Sheryl Steinberg each disclaim beneficial ownership of the Common Stock owned by the other.

(4) Includes currently exercisable options to acquire 40,000 shares of Common Stock and 31,500 shares held by the Kressel Rothlein & Roth Profit Sharing Plan. Mr. Rothlein disclaims beneficial ownership of the Common Stock owned by such plan, except to the extent of his beneficial interest therein.

(5) Includes currently exercisable options to acquire 40,000 shares of Common Stock.

(6) Consists of currently exercisable options or options exercisable within 60 days from the Record Date to acquire 40,000 shares of Common Stock.

(7) Consists of currently exercisable options to acquire 35,000 shares of Common Stock.

(8) Consists of currently exercisable options to acquire 10,000 shares of Common Stock.

(9) Based solely on a Schedule 13G filed with the SEC on February 12, 2002, by Dimensional Fund Advisors Inc., a registered investment adviser ("Dimensional"). Dimensional has sole voting and dispositive power over the shares. The principal address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Based on 7,990,215 shares of common stock issued and outstanding on December 6, 2002.

(10) See notes 1 through 8 above.

Executive Officers

     Our executive officers serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board at its first meeting following the annual meeting of shareholders. Our executive officers are:

             Name                                  Position with the Company
             ----                                  -------------------------
       Barry R. Steinberg                 Chairman of the Board,  President,  Chief Executive
                                          Officer
       Joel G. Stemple                    Executive Vice President and Secretary
       Elan Yaish                         Chief Financial Officer and Assistant Secretary
       Laura Fontana                      Vice President-Technical Services

     Biographical information regarding Messrs. Steinberg and Stemple is set forth above under the caption "Directors." Biographical information with respect to our other executive officers is set forth below. All ages are as of January 22, 2003.

     Elan Yaish, age 33, has served as our Chief Financial Officer and Assistant Secretary since August 2002. From February 2000 until joining the Company, Mr. Yaish served as Assistant Vice President of Finance for Comverse Technology, Inc. From June 1996 until February 2000, Mr. Yaish was employed as Vice President of Finance and Controller for Trans-Resources, Inc. Mr. Yaish is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

     Laura Fontana, age 47, has served as our Vice President-Technical Services since January 2000 and prior to then was our Director of Technical Services since January 1999. A twenty-year Manchester veteran, Ms. Fontana had previously managed our sales organization and is largely responsible for the design of our sales, product information, and automated order-processing systems. Ms. Fontana received her Bachelor of Arts degree from Dowling College.

Executive Compensation

Summary Compensation Table

     The following table provides information concerning compensation paid or accrued by the Company during the fiscal years ended July 31, 2002, 2001 and 2000 to our Chief Executive Officer and each of our other executive officers whose compensation in respect of fiscal 2002 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                              SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                         Annual Compensation               Compensation
                                                                           Common Stock
Name and                                                   Other Annual     Underlying          All Other
Principal Position     Year      Salary         Bonus    Compensation(1)      Options         Compensation
------------------     ----      ------         -----    ---------------      -------         ------------
Barry R. Steinberg.....2002     $650,000          -              $49,429 (2)     -                  -
President and CEO      2001     $650,000          -              $63,954 (2)     -                  -
                       2000     $650,000      $485,248           $58,707 (2)     -                  -

Joel G. Stemple........2002     $375,000          -               $33,349(3)     -                  -
Executive VP and       2001     $450,000          -               $38,379(3)     -                  -
Secretary              2000     $450,000      $242,624            $31,375(3)     -                  -

Joseph Looney..........2002     $245,000          -               $24,340(5)  10,000                -
VP-Finance, Chief      2001     $245,000          -               $26,694(5)  10,000                -
Financial Officer and  2000     $220,000       $80,875            $11,025(5)     -                  -
Ass't Sec'y (4)

Laura Fontana. . . . . 2002     $196,794       $20,406            $35,744(6)     -                  -
VP-Technical Services  2001     $203,782       $13,418            $31,438(6)     -                  -
                       2000     $169,254       $38,683            $17,848(6)     -                  -

Mark Glerum . . . . . .2001     $154,041          -               $ 7,800        -                  -
VP-Sales(7)            2000     $128,830       $35,866            $ 6,675      9,000                -

No restricted stock awards, stock appreciation rights or long-term incentive plan awards (all as defined in the proxy regulations promulgated by the SEC) were awarded to, earned by, or paid to the Named Executive Officers during the fiscal year ended July 31, 2002.
----------------

(1) Includes employer matching contributions to the Company's defined contribution plan of $6,000, $6,000, $5,153, and $6,000 in fiscal 2002,
     $5,100,  $5,100,  $5,100,  and $5,100 in fiscal 2001,  and $5,100,  $5,100,
     $5,100 and $5,048 in fiscal 2000 for Messrs. Steinberg, Stemple and Looney and Ms. Fontana, respectively.
(2)  Includes  $34,575 in fiscal  2002,  $50,000 in fiscal  2001 and  $50,000 in fiscal 2000 of premiums paid by the Company for a whole life insurance policy in Mr. Steinberg's name having a face value of $2,600,000 and under which his daughters, on the one hand, and the Company, on the other hand, are beneficiaries and share equally in the death benefits payable under the policy.
(3)  Includes  $17,286 in fiscal  2002,  $25,000 in fiscal  2001 and  $25,000 in fiscal 2000 of premiums paid by the Company for a whole life insurance policy in Mr. Stemple's name having a face value of $1,300,000 and under which his spouse and the Company are beneficiaries and are entitled to $600,000 and $700,000, respectively, of the death benefits payable under the policy.
(4)  Mr. Looney's employment terminated in July, 2002.
(5) Includes $5,000 in each of fiscal 2001 and fiscal 2000 of premiums paid by the Company for a whole life insurance policy in Mr. Looney's name having a face value of $345,000 and under which his spouse and the Company are beneficiaries and are entitled to $100,000 and $245,000, respectively, of the death benefits payable under the policy. Also includes $18,333 and $15,569 in fiscal 2002 and fiscal 2001, respectively, representing the present value of benefits earned under the Company's deferred compensation plan.
(6) Includes $1,943 in fiscal 2002 and $5,000 in each of fiscal 2001and fiscal 2000 of premiums paid by the Company for a whole life insurance policy in Ms. Fontana's name having a face value of $589,000 and under which her minor child and the Company are beneficiaries and are entitled to $200,000 and $389,000, respectively, of the death benefits payable under the policy. Also includes $20,000 and $13,538 in fiscal 2002 and fiscal 2001, respectively, representing the present value of benefits earned under the Company's deferred compensation plan.
(7)  Mr. Glerum's employment terminated in June, 2001.

Option Grants

     The following table sets forth certain information concerning options granted to the Named Executive Officers during the fiscal year ended July 31, 2002. The Company has not granted any stock appreciation rights.

            Option Grants During the Fiscal Year Ended July 31, 2002

                                                                                        Potential Realizable Value at
                                                                                           Assumed Annual Rates of
                           Number of        % of Total                                  Stock Price Appreciation for
                            Securities        Options                                             Option Term(2)
                           Underlying         Granted to      Exercise                            --------------
                            Options          Employees in       Price         Expiration
      Name                  Granted(1)        Fiscal Year     Per Share          Date                   5%                10%
-------------------         ------------    --------------   -----------      -------------         ----------       -----------
Joseph Looney                 10,000             12.2%        $2.30           1/15/12(3)             $14,465           $36,656

---------------

(1) Grant consists of Incentive Stock Options, exercisable immediately in full upon grant.
(2) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, in option exercises are dependent on the time of such exercise and the future performance of the Common Stock.
(3)  Employment terminated July 2002. All options expired 90 days thereafter.

Aggregated Options Exercises and Fiscal Year-end Options Value Table

     The following table sets forth certain information concerning the number and value of exercisable and unexercisable options granted to the Named Executive Officers as of July 31, 2002. No options were exercised by the Named Executive Officers during this fiscal year. The Company has not granted any stock appreciation rights.

     Aggregated Option Exercises in 2002 and Option Values at July 31, 2002

                                                          Number of Unexercised           Value of Unexercised
                                                               Options at                       In-the-Money Options at
                                                              July 31, 2002                  July 31, 2002(1)
                             Shares                          -----------------              --------------------
                          Acquired on
     Name                   Exercise     Value Realized      Exercisable     Unexercisable    Exercisable     Unexercisable
--------------              --------     --------------      -----------     -------------    -----------     -------------
Joseph Looney (2).........     -                  -           80,000           10,000         $   -          $    -
Laura Fontana .........        -                  -           40,000           10,000         $   -          $    -

-------------------
(1) Based on the closing sale price of the common stock as of July 31, 2002 ($2.16 per share) minus the applicable exercise price.
(2) Employment terminated in July, 2002. All options expired 90 days after termination.

Employment Agreement

     We have an employment agreement with Joel G. Stemple, which extends through fiscal 2004. Under the employment agreement, commencing with fiscal 2003, Mr. Stemple receives a base salary of $225,000, and is entitled to an automobile and certain deferred compensation benefits, as well as medical and other benefits generally offered by us to our employees. Mr. Stemple also is able to participate in our stock option plan. The employment agreement is terminable by either party on 90 days' prior notice. In the event we so terminate Mr. Stemple's employment, he is entitled to severance equal to 12 months of his then current base salary and $62,000 per year for the next three years plus medical benefits based upon his severance agreement with the Company. This severance will be payable in accordance with our customary payroll practices. Under the employment agreement, if Mr. Stemple terminates his employment, or we terminate his employment for cause, Mr. Stemple is prohibited, for a two-year period from such termination, from competing with us in the eastern half of the United States.

     We do not have employment or severance arrangements with any of our other executive officers.

Report of the Board of Directors and the Compensation Committee on Executive Compensation

Introduction

     The Board of Directors and the Compensation Committee are responsible for the administration of the Company's compensation programs. These programs include base salary and cash bonuses for executive officers, which are determined by the Compensation Committee and its subcommittee, and long-term incentive compensation programs, which are administered by the Board of Directors (provided that grants of stock options to either Mr. Steinberg or Mr. Stemple must first be recommended by the Compensation Committee).

Compensation Philosophy

     The primary goal of the Company is to align compensation with the Company's business objectives and performance. In addition, the Company aims to attract, retain, and reward executive officers and other key employees who contribute to the long-term shareholder value with a total compensation package that the Company considers to be competitive yet reasonable. To establish the relationship between executive compensation and the creation of shareholder value, the Board and the Compensation Committee utilize a compensation package comprised of base salary, cash bonuses and stock option awards. Through stock option awards, the Company attempts to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

Compensation Program

     The Company's executive compensation program has three major components, each of which are intended to attract, retain and motivate executive officers consistent with the philosophy set forth above. The Board and the Compensation Committee consider these components of compensation individually, as well as collectively, in determining total compensation for executive officers. In making compensation determinations, the Board and the Compensation Committee have not historically attributed specific values or weights to any particular performance factors, and have made their decisions primarily on a subjective basis, although in doing so, the Compensation Committee has taken into consideration the financial status of the Company and salaries paid to executives of similar companies. The particular elements of the compensation program for executive officers are explained below:

     1. Base salary. The base salaries of the Company's Named Executive Officers for fiscal 2002 were established by the Compensation Committee, based primarily on the contributions made by such persons during fiscal 2001 and expected future contributions. In reviewing the individual performance of the Mr. Looney and Ms. Fontana, the Compensation Committee met with, and took into account the views of, the Company's Chief Executive Officer and its Executive Vice President. For fiscal 2002, the Compensation Committee determined that the aggregate sum of the base salary, bonus and car allowance payable to Ms. Fontana would be fixed at no less than $225,000.

     2. Annual incentive compensation. For fiscal 2002, incentive compensation was governed by the Company's Executive Incentive Bonus Plan, which provides our executive officers with direct financial incentives in the form of cash bonuses to achieve corporate performance goals and is administered by a subcommittee of the Compensation Committee. The purpose of the Executive Incentive Bonus Plan is to motivate and reward eligible employees for good performance by making a portion of their cash compensation dependent upon the Company achieving certain levels of earnings before taxes ("EBT"). For fiscal 2002, the amount of the aggregate bonus available to the Plan participants was based upon varying percentages depending upon the amount by which the Company's 2002 EBT equaled or exceeded its 2001 EBT. Ms. Fontana does not participate in the Bonus Plan due to the fact that while the bonuses payable under the Bonus Plan are based on the performance of the Company as a whole, Ms. Fontana's responsibilities are solely with respect to the Company's service offerings. The Compensation Committee established a separate bonus plan for Ms. Fontana in which service revenue is a component in determining her bonus.

     3. Equity-based incentive compensation. In line with the Company's philosophy to motivate individuals as owners, the Company's current long-term incentive program consists of its stock option plan. Through option grants, executives receive significant equity incentives to build long-term shareholder value. The exercise price of options granted under the stock option plan is fixed at no less than 100% of the fair market value of the underlying stock on the date of grant with respect to incentive stock options, and no less than 85% of such fair market value with respect to non-incentive stock options. To date, all grants of stock options have provided for exercise prices of not less than 100% of the fair market value of the underlying stock on the date of grant. Accordingly, employees receive value from these grants only if the Common Stock appreciates over the long term.

Chief Executive Officer Compensation

     Mr.  Steinberg's  compensation  for  fiscal  2002  was  determined  by  the
Compensation  Committee,  based  primarily  on  a  subjective  analysis  of  his experience, performance, level of responsibility and contribution to the Company. Effective August 1, 2001, Mr. Steinberg's annual base salary was fixed at $650,000, which was the same base salary the Company paid Mr. Steinberg for the prior fiscal year. Mr. Steinberg did not receive a bonus with respect to fiscal 2002. The Company continues to make available to Mr. Steinberg the use of company cars and provides deferred compensation benefits that he has historically received, and he also participates in other benefits that the Company makes generally available to its employees, such as medical and other insurance, and is eligible to participate in the Company's stock option plan. See "Executive Compensation."

Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code generally disallows a deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance-based. The Board and the Compensation Committee believe that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and benefits the Company's shareholders. The Board and the Compensation Committee intend to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by them in the future, and do not currently anticipate that Section 162(m) will limit the deductibility of any compensation paid by the Company to its executive officers during 2002. However, the Company may from time to time pay compensation to its executive officers that is not deductible.

                        The Board of Directors                         The Compensation Committee
                     Barry R. Steinberg, Chairman                          Joel Rothlein, Chairman
            Joel G. Stemple, Joel Rothlein, Bert Rudofsky                       Bert Rudofsky
        Michael E. Russell, Julian Sandler and Robert J. Valentine              Julian Sandler

Report of the Audit Committee

     Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors, KPMG LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company's financial statements. The Audit Committee monitors and oversees these processes.

     As part of its duties, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     The Company's independent auditors also provided to the Audit Committee the written disclosure and letter required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and the Audit Committee discussed with the independent auditors their independence. The independent auditors did not provide any non-audit services during the last fiscal year. Accordingly, the Committee did not need to consider whether such services were compatible with maintaining the independent auditors' independence.

     Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2002 filed with the Securities and Exchange Commission.

                               The Audit Committee
              Bert Rudofsky, Chairman           Michael Russell, Julian Sandler

Stock Performance Graph

     The graph below shows a comparison of cumulative total shareholder returns for the Company's Common Stock, the NASDAQ Stock Market Index for U.S.
companies, and a group consisting of the Company's peer corporations on a line-of-business basis, through July 31, 2002. The corporations making up the peer group are Alphanet Solutions, Inc., CompuCom Systems, Inc., Elcom International, Inc., I-Sector Corporation and Pomeroy Computer Resources, Inc. The graph assumes the reinvestment of all dividends and the investment of $100 on July 31, 1997 in our Common Stock, the NASDAQ Stock Market Index and the Peer Group Index. The performance shown is not necessarily indicative of future performance.

[GRAPHIC OMITTED]



















     The performance graph was plotted using the following cumulative total return data:

                  7/31/97         7/31/98          7/31/99          7/31/00           7/31/01          7/31/02
Manchester        $100              $74              $62               $109             $66               $51
NASDAQ Index      $100              $118             $168              $240             $129              $85
Peer Group        $100              $78              $54               $51              $42               $36

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee include Joel Rothlein, Esq. and Julian Sandler. Mr. Rothlein is a partner of Kressel, Rothlein, Walsh & Roth, LLC, the Company's outside general counsel. Mr. Sandler is Chief Executive Officer of Rent-a-PC, Inc. and its controlling shareholder. See "Certain

Relationships and Related Transactions" below for discussion of transactions by the Company with Kressel Rothlein Walsh & Roth, LLC and Rent-a-PC, Inc.

     The Board of Directors  administers the Company's Stock Option Plan.  Barry
R. Steinberg and Joel G. Stemple are each Directors of the Company. In this capacity, they could vote on executive compensation issues before the Board pertaining to the granting of stock options. Each of them has agreed to abstain from voting on the grant of stock options to himself or to the other of them, and the granting of stock options to either of them will first have to be recommended to the Board by the Compensation Committee.

Certain Relationships and Related Transactions

     The Company's Hauppauge, New York facilities are leased from entities affiliated with certain of the Company's executive officers, directors or principal shareholders. The property located at 40 Marcus Boulevard is leased from a limited liability company owned 70% by Mr. Steinberg and his relatives, 20% by Mr. Stemple, and 10% by Michael Bivona, a former officer and director of the Company. During the fiscal years ended July 31, 2002, 2001 and 2000, the Company made lease payments of $202,000, $196,000, and $190,000, respectively, to such entity. The Company's offices at 160 Oser Avenue are leased from a limited liability company owned 65% by Mr. Steinberg, 17.5% by Mr. Stemple and 17.5% by Mr. Bivona. During fiscal 2002, 2001 and 2000, the Company made lease payments of $349,000, $322,000 and $279,000, respectively, to such entity. The property located at 50 Marcus Boulevard is leased from Mr. Steinberg doing business as Marcus Realty. During fiscal 2002, 2001 and 2000, the Company made lease payments of $381,000, $366,000 and $360,000, respectively, to such entity.

     Joel Rothlein, Esq., a director of the Company, is a partner of Kressel, Rothlein, Walsh & Roth, LLC. During fiscal 2002, 2001 and 2000, the Company paid $208,000, $215,000 and $177,000, respectively, to such firm for legal fees. During fiscal 2002, 2001 and 2000, the Company recorded revenue of $45,000, $178,000 and $273,000, respectively, in connection with the sale of computer equipment to a company controlled by Julian Sandler, a director of the Company.

     On May 20, 2002, the Company loaned Barry Steinberg $965,000 bearing an interest rate of 2.00%. Mr. Steinberg repaid approximately $585,000 of the loan on May 30, 2002. He repaid the remainder of the loan plus accrued interest on July 18, 2002.

     The Company employs the services of Seth Collins as Director of Operations. Mr. Collins is the son-in-law of Barry Steinberg. Mr. Collins receives a salary of approximately $150,000. The Company also employs the services of Ilene Steinberg as Design Manager. Ms. Steinberg is the daughter of Barry Steinberg. Ms. Steinberg receives a salary of approximately $81,000. Each of such persons is entitled to receive various other benefits such as the use of an automobile owned or leased by the Company as well as other benefits generally offered by the Company to its employees.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our officers and directors, and holders of more than 10% of our Common Stock, to file reports of their trading in our equity securities with the SEC and to provide us with a copy of these reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that the reporting persons timely complied with all applicable Section 16(a) filing requirements.

Dated: December 19, 2002    THE MANCHESTER TECHNOLOGIES, INC. BOARD OF DIRECTORS

PROXY
                          MANCHESTER TECHNOLOGIES, INC.


        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Barry R. Steinberg and Joel G. Stemple, and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Shareholders of Manchester Technologies, Inc. on January 22, 2003, and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

     Please complete, date and sign on the reverse side and mail in the enclosed envelope.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1) AND (2) LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING:

(1) Election of seven (7) Directors to serve until   Nominees: Barry R.Steinberg
     the 2004 Annual Meeting of Shareholders:                 Joel G. Stemple
                                                              Joel Rothlein
    [   ]  FOR                     [   ]   WITHHELD           Bert Rudofsky
                                                              Michael E. Russell
          For, except withheld from the following nominees:   Julian Sandler
                                                             Robert J. Valentine
            --------------------------------

(2) To ratify the reappointment of KPMG LLP as independent auditors of the Company for the year ending July 31, 2003.

                     [ ] FOR [ ] AGAINST [ ] ABSTAIN

(3) Upon any and all other business that may come before the Annual Meeting. This Proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1)and (2) unless the shareholder specifies otherwise, in which case it will be voted as specified.

     SIGNATURE(S):_________________                  DATE:______________________
     Note: Executors,  Administrators,  Trustees,
     Etc. should give full title.